Exhibit 8.3

FORM OF SKADDEN, ARPS, SLATE, MEAGHER & FLOM LLP EXHIBIT 8 OPINION

[SASMF LLP LETTERHEAD]

                         , 2003

The News Corporation Limited
c/o News America Incorporated
1211 Avenue of the Americas
New York, New York 10036

Gentlemen:

           We have acted as counsel to you, The News Corporation Limited (“News Corporation”), an Australia corporation, in connection with (i) the proposed acquisition (the “GM/News stock sale”) of approximately 19.8% of the outstanding common stock of Hughes Electronics Corporation (“Hughes”), a Delaware corporation, from General Motors Corporation (“GM”), a Delaware corporation, by News Publishing Australia Limited (“NPAL”), a Delaware corporation and a subsidiary of News Corporation and (ii) the proposed acquisition of an additional approximately 14.2% of the outstanding common stock of Hughes pursuant to a merger (the “Merger”) of GMH Merger Sub, Inc., a Delaware corporation and a subsidiary of NPAL, with and into Hughes.1 In connection with the Registration Statement on Form F-4 filed by News Corporation and the Registration Statement on Form S-4 filed by Hughes (collectively, the “Registration Statements”) filed on the date hereof with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”) and in accordance with the requirements of Item 601(b)(8) of Regulation S-K under the Securities Act, you have asked us for our opinion with respect to matters set forth in the Registration Statements (1) in the second paragraph under the heading “SUMMARY — Material

[1] Capitalized terms not defined herein shall have the meanings ascribed to them in the Registration Statements.

The News Corporation Limited
             , 2003

U.S. Federal Income Tax Consequences Relating to the Transactions,” (2) in the first paragraph under the heading “THE TRANSACTIONS — Material Tax Consequences Relating to the Transactions — Material U.S. Federal Income Tax Consequences — The News Stock Acquisition,” and (3) under the heading “ THE TRANSACTIONS — Material Tax Consequences Relating to the Transactions — Material U.S. Federal Income Tax Consequences — Holding News Corporation ADSs.”

           In rendering our opinion, we have assumed that the GM/News stock sale and the Merger will be consummated exactly as described in the Registration Statements. We have reviewed the Registration Statements and such other materials and agreements as we have deemed necessary or appropriate as a basis for our opinion, and we have assumed that the Registration Statements accurately describe all of the material facts of the GM/News stock sale and the Merger and all other transactions related to the GM/News stock sale and the Merger and reflects the material facts surrounding GM, Hughes and News Corporation. Our opinion is conditioned on, among other things, the accuracy of such facts as of the closing of the Merger. In addition, as to any facts material to this opinion that we did not independently establish or verify, we have relied upon statements and representations of officers and other representatives of GM, Hughes and News Corporation and others and have assumed that such statements and representations are complete and accurate without regard to any qualification as to knowledge and belief.

           In our examination of documents in connection with this opinion, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such documents.

           In addition, we have considered the applicable provisions of the Internal Revenue Code of 1986, as amended (the “Code”), regulations promulgated thereunder by the U.S. Department of the Treasury (the “Regulations”), pertinent judicial authorities, rulings of the Internal Revenue Service (the “IRS”), and such other authorities as we have considered relevant, in each case as in effect on the date hereof. It should be noted that such Code, Regulations, judicial decisions, administrative interpretations and other authorities are subject to change at any time, perhaps with retroactive effect. A material change in any of the materials or

The News Corporation Limited
             , 2003

authorities upon which our opinion is based could affect our conclusions stated herein.

           Based solely upon and subject to the foregoing, it is our opinion that, under current law, for U.S. federal income tax purposes:

1.	the receipt of News Corporation Preferred ADSs and/or cash by the former GM Class H common stockholders in exchange for shares of Hughes common stock in the Merger will be a taxable transaction; and

2.	a holder that receives News Corporation Preferred ADSs in the Merger will be treated as the owner of the underlying Preferred Ordinary Shares of News Corporation.

           Except as set forth above, we express no other opinion. In particular, and without limiting the generality of the immediately preceding sentence, except as set forth above, we express no opinion as to the tax consequences of the transactions described in the Registration Statements, or as to the completeness or accuracy of any discussion related to tax considerations included therein. This opinion is being furnished in connection with the Registration Statements. You may rely upon and refer to the foregoing opinion in the Registration Statements. No other person may rely on this opinion without our prior written consent. Any variation or difference in any fact from those set forth or assumed either herein or in the Registration Statements may affect the conclusions stated herein. There can be no assurance that the IRS will not assert contrary positions.

           In accordance with the requirements of Item 601(b)(23) of Regulation S-K under the Securities Act, we hereby consent to the use of our name under the heading “LEGAL MATTERS” in the Registration Statements and to the filing of this opinion as an Exhibit to the Registration Statements. In giving this consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

            Very truly yours,